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                                                                    Exhibit 99.3

                                 James E. Jones
                             5018 Londonderry Drive
                              Tampa, Florida 33647


                                            December 26, 2000


S2 Golf Inc.
18 Gloria Lane
Fairfield, New Jersey 07004


         Re: Merger Between Ladies Golf Equipment Company, Inc. and S2 Golf Acquisition Corp.


Ladies and Gentlemen:

         The undersigned understands that Ladies Golf Equipment Company, Inc., a Florida corporation ("Ladies Golf") has entered into an Agreement and Plan of Reorganization dated as of September 22, 2000 (the "S2 Agreement") with S2 Golf Inc., a New Jersey corporation ("S2 Golf"),and S2 Golf Acquisition Corp. ("S2 Acquisition"), a New Jersey corporation that is a wholly-owned subsidiary of S2 Golf, pursuant to which Ladies Golf will be merged with and into S2 Acquisition.

         As further consideration for the obligations of S2 Golf and S2 Acquisition under the S2 Agreement, the undersigned agrees that he shall not offer, sell, offer or agree to sell, grant any option to purchase or otherwise dispose of (or announce any offer, sale, grant of an option to purchase or other disposition) of, directly or indirectly, any shares of the common stock, par value $0.01 per share, of S2 Golf (the "Common Stock") received by the undersigned pursuant to the terms of the S2 Agreement or otherwise held by the undersigned (or any securities convertible into, exercisable for or exchangeable or exercisable for shares of Common Stock) except in accordance with the provisions of Rule 145 of the Securities Exchange Act of 1934, as amended (the "Act").

         If the S2 Agreement is terminated prior to the consummation of the transactions contemplated thereby, the undersigned will no longer be bound by this agreement.



                                           Very truly yours,

                                           /s/ James E. Jones
                                           ------------------------------------
                                               James E. Jones